As filed with the Securities and Exchange Commission on April 4, 2007

Registration No.  333-119945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1605

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III

Executive Vice President and Secretary

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-1620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Michael J. Choate, Esq.
Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois  60601
(312) 836-4066

Approximate Date of Commencement of Proposed Sale to the Public:  This Post-Effective Amendment No. 7 to Form S-11 Registration Statement (333-119945) is being filed to deregister all of the 14,599,658.7072 shares of common stock that remained unsold as of the termination of the offering on February 9, 2007.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This Post-Effective Amendment No. 7 to Form S-11 Registration Statement (333-119945) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Second Public Offering and Deregistration of Shares of Common Stock

Behringer Harvard REIT I, Inc. (the “Registrant”) filed a Form S-3 Registration Statement (333-119945), which was declared effective by the Securities and Exchange Commission on February 11, 2005, pursuant to which the Registrant registered 96,000,000 shares of common stock for sale in its second public offering (the “Second Public Offering”).  Of the 96,000,000 shares registered, 80,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share, and 16,000,000 were offered at $9.50 per share pursuant to the distribution reinvestment plan adopted by the Registrant in connection with the Second Public Offering (the “DRP”), for an aggregate Second Public Offering of $952 million.  The Registrant subsequently amended the registration statement, converting it to a Form S-11 Registration Statement (333-119945), which was declared effective by the Securities and Exchange Commission on March 31, 2006, and reallocated the shares of common stock in the Second Public Offering to provide 90,000,000 shares (or $900 million) for sale in the “best efforts” public offering and 5,473,684 shares (or $52 million) pursuant to the DRP.  In addition, the Registrant later increased the aggregate amount of the “best efforts” portion of the Second Public Offering by 2,945,017 shares (or $29,450,170) in a related Form S-11 Registration Statement (333-137494).

The Registrant terminated the Second Public Offering effective as of the close of business on February 9, 2007.  As of the close of business on February 9, 2007, the Registrant had sold a total of 85,584,385.4193 shares in the “best efforts” public offering and a total of 3,636,579.0298 shares pursuant to the DRP, resulting in aggregate gross offering proceeds of approximately $833,821,707.99.  Thus, at the completion of the Second Public Offering, there remained unsold a total of 9,197,736.7614 shares of common stock, which includes 7,360,631.5807 shares that remained unsold in the “best efforts” public offering and 1,837,105.1807 that remained unsold pursuant to the DRP.  By filing this post-effective amendment, the Registrant hereby deregisters all of the 9,197,736.7614 shares of common stock that remained unsold in the Second Public Offering as of the close of business on February 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of April, 2007.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer	April 4, 2007
Robert M. Behringer	and Director (Principal Executive Officer)

*	President, Chief Operating Officer and Director	April 4, 2007
Robert S. Aisner

*	Chief Financial Officer (Principal Financial Officer)	April 4, 2007
Gary S. Bresky

/s/ Kimberly Arianpour	Chief Accounting Officer (Principal Accounting Officer)	April 4, 2007
Kimberly Arianpour

*	Director	April 4, 2007
Charles G. Dannis

*	Director	April 4, 2007
Steven W. Partridge

*	Director	April 4, 2007
G. Ronald Witten

* /s/ Robert M. Behringer
Signed on behalf of the named individuals by
Robert M. Behringer under power of attorney.